United States securities and exchange commission logo





                     May 1, 2023

       Warren B. Kanders
       Chief Executive Officer
       Cadre Holdings, Inc.
       13386 International Parkway
       Jacksonville, FL 32218

                                                        Re: Cadre Holdings,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 15,
2023
                                                            File No. 001-40698

       Dear Warren B. Kanders:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services